Pricing Supplement Dated November 16, 2001      Rule 424(b)(3)
(To Prospectus dated June 18, 2001 and          File Nos. 333-62516,
Prospectus Supplement dated July 20, 2001)      333-62516-01, 333-62516-02,
                                                333-62516-03, 333-62516-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series D
(U.S. $ Floating Rate)
_________________________________________________________________
Trade Date: November 16, 2001          Original Issue Date: November 20, 2001
Principal Amount: $60,000,000          Net Proceeds to Issuer: $60,000,000
Issue Price: 100.00%                   Agent's Capacity:
Selling Agent's                        x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 3-Month Libor Telerate  Interest Payment Date:
               page 3750 plus 5 basis Quarterly on the 17th day of December, points resets quarterly March, June and September commencing
               2 prior business days   December 17, 2001
               commencing December 17,
               2001
Maturity Date: December 16, 2003

__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
            x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity

      Initial Redemption Date: N/A

      Initial Redemption Percentage: N/A

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Indenture and the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Banc of America Securities (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $60,000,000.

 				Banc of America Securities